EXHIBIT 10.1

Execution Copy

INSURANCE AGREEMENT

THIS INSURANCE AGREEMENT, dated May 14, 2007 (the “Insurance Agreement”), is entered into by and between FINANCIAL GUARANTY INSURANCE COMPANY, a New York stock insurance company (including its successors and assigns, “FGIC”) and TAMPA ELECTRIC COMPANY, a corporation duly organized under the laws of the State of Florida (including its successors and assigns, the “Company”).

WHEREAS, pursuant to a Loan and Trust Agreement, dated as of May 1, 2007 (the “Agreement”) among the Company, the Polk County Industrial Development Authority and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), the Company will issue $75,000,000 aggregate principal amount of the Authority’s Solid Waste Disposal Facility Revenue Refunding Bonds (Tampa Electric Company Project), Series 2007 (the “Bonds”); and

WHEREAS, Financial Guaranty has issued its Municipal Bond New Issue Insurance Policy (the “Policy”) which insures the scheduled payments of principal of and interest on the Bonds, as specified in the Policy; and

WHEREAS, the Company understands that Financial Guaranty expressly requires the delivery of this Insurance Agreement as part of the consideration for the delivery by Financial Guaranty of the Policy;

NOW, THEREFORE, in consideration of the premises and of the agreements herein contained and of the execution and delivery of the Policy, the Company and FGIC agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. Except as otherwise expressly provided herein or unless the context otherwise requires, the terms which are capitalized herein shall have the meanings specified in Annex A hereto.

SECTION 1.02. Premium. In consideration of Financial Guaranty agreeing to issue the Policy hereunder, the Company hereby agrees to pay Financial Guaranty upon delivery of the Policy, the Premium, in the amount provided in the Commitment letter.

ARTICLE II

REPRESENTATIONS, WARRANTIES, COVENANTS

SECTION 2.01. Representations and Warranties of the Company. In addition to the representations and warranties of the Company in the Agreement, which are hereby incorporated herein by reference for the benefit of FGIC, the Company represents and warrants as of the date hereof as follows:

(a) The Company is duly organized, validly existing and in good standing under the laws of Florida and has the power and authority to execute, deliver and perform its obligations under this Insurance Agreement, the Agreement and the Bonds.

(b) The execution, delivery and performance of this Insurance Agreement, the Agreement and the Bonds by the Company has been duly authorized by all necessary corporate action and do not require any additional approvals or consents or other action by or any notice to or filing with any Person except such as have been obtained and are in full force and effect.

(c) Neither the execution and delivery of this Insurance Agreement, the Agreement or the Bonds by the Company nor the consummation of the transactions contemplated hereby and thereby conflicts with or results in a breach of the terms, conditions or provisions of any constitutional provision, law or administrative regulation of the State or the United States applicable to the Company or any applicable judgment or decree or any loan agreement, indenture, bond, note, resolution, agreement or other instrument to which the Company is now a party or by which the Company or its assets are or may be bound, or constitutes a default under any of the foregoing, or results in the creation or imposition of any lien, charge, security interest or encumbrance whatsoever if on any of the assets of the Company under the terms of any instrument or agreement except as provided herein.

(d) This Insurance Agreement constitutes a legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

(e) No event has occurred and no condition exists that would constitute an Event of Default (as defined in the Agreement, referred to herein as an “Agreement Default Event”) or that, with the passing of time or with the giving of notice or both would become such an Agreement Default Event.

(f) The Agreement and the Bonds have been duly executed by the Company and are the legal, valid and binding obligations of the Company, enforceable against the Company, in accordance with their terms, subject to the qualification that the enforceability of the obligations of the Company, may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability.

(g) Except as disclosed in the Official Statement, dated May 7, 2007, delivered in connection with the issuance of the Bonds, (i) there is no action suit, proceeding or investigation at law or in equity before or by any court or governmental agency or body pending or, to the knowledge of the Company, threatened against or affecting the Company that seeks to restrain or enjoin the issuance or delivery of the Bonds, or the collection of the payments to be made pursuant to the Agreement or the Bonds of the Company or the resolutions of the Company relating to the Agreement or the Bonds, or that contests or affects the powers of the Company to enter into or perform its obligations or consummate the transactions contemplated under any of the foregoing; and (ii) the Company is not in default with respect to any order or decree of any court or any order regulation or demand of any federal state, municipal or other governmental authority, which default might have consequences that would materially and adversely affect the consummation of the transactions contemplated by the Bonds or the Agreement or the financial condition, assets, properties or operation of the Company.

(h) The financial statements of the Company and its consolidated subsidiaries as of December 31, 2006 contained or incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and Form 10Q for the quarter ending March 31, 2007 present fairly in all material respects the financial condition, results of operations and cash flows of the Company and have been prepared in conformity with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as other wise noted therein). Except as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and Form 10Q for the quarter ending March 31, 2007, there has been no material adverse change in the consolidated financial condition or results of operation of the Company and its subsidiaries since March 31, 2007.

ARTICLE III

COVENANTS

SECTION 3.01. Reorganization; Allocation of Debt. The Company hereby agrees that, in the event of a Reorganization, unless otherwise consented to by Financial Guaranty, the obligations of the Company under, and in respect of, the Bonds, the Agreement and this Insurance Agreement shall be assumed by, and shall become direct and primary obligations of, a Regulated Utility Company. The Company shall have delivered to Financial Guaranty a certificate of the president, any vice president or the treasurer and an opinion of counsel reasonably acceptable to Financial Guaranty each stating that such Reorganization complies with this Section 3.01.

SECTION 3.02. Limitation on Liens. In consideration of the issuance of the Policy, the Company agrees that, so long as the Policy remains in effect (and FGIC is not in default under the Policy) or any Reimbursement Obligation remains unpaid, the Company will not create or suffer to be created or to exist any mortgage, pledge, security interest, or other lien (collectively “Liens”) on any of the Company’s electric utility properties or tangible assets used or useful in the Company’s electric utility business now owned or hereafter acquired to secure any indebtedness (including contingent indebtedness) for borrowed money (“Secured Debt”), unless it shall simultaneously deliver to Trustee for the benefit of the Bondholders and as security for its payment obligations under the Agreement, either of the following at the election of the Company: (i) an equal and ratable security interest in the collateral securing such Secured Debt, or (ii) First Mortgage Bonds (as defined in the Agreement), as provided in Section 2.02 of the Agreement. This restriction does not apply to the Company’s subsidiaries, nor will it prevent any of them from creating or permitting to exist liens on their property or assets to secure any indebtedness. In addition, this restriction does not prevent the creation or existence of:

(a) Liens on property existing at the time of acquisition or construction of such property (or created within one year after completion of such acquisition or construction), whether by purchase, merger, construction or otherwise, or to secure the payment of all or any part of the purchase price or construction cost thereof, including the extension of any Liens to repairs, renewals, replacements substitutions, betterments, additions, extensions and improvements then or thereafter made on the property subject thereto, including existing Liens on assets acquired or constructed with the proceeds of indebtedness the interest payments on which are exempt from federal income tax;

(b) Leases (operating or capital) made, or existing on property acquired by the Company, in the ordinary course of business;

(c) Financing of the Company’s accounts receivable for electric or gas service;

(d) Liens for taxes, assessments and other governmental charges not yet due, the payment of which is not at the time required (i) which are being actively contested in good faith by appropriate proceedings, (ii) for which reserves have been established to the extent required by generally accepted accounting principles, and (iii) which do not pose any material risk of forfeiture or loss of any assets the forfeiture or loss of which would materially adversely affect the business, property, assets or financial condition of the Company and its subsidiaries taken as a whole;

(e) Liens created by or resulting from any judgment entered against the Company or any of its subsidiaries (i) which is being actively contested in good faith by appropriate proceedings, (ii) for which reserves have been established and are maintained to the extent required by generally accepted accounting principles, (iii) which does not pose any material risk of forfeiture or loss of any assets the forfeiture or loss of which would materially adversely affect the business, property, assets or financial condition of the Company and its subsidiaries taken as a whole and (iv) which does not adversely affect the Company’s compliance with the terms hereof or of the Agreement;

(f) other Liens incidental to the normal conduct of the business of the Company or any subsidiary or the ownership of its property and assets and which (i) were not incurred in connection with the incurrence of the indebtedness for borrowed money, and (ii) do not in the aggregate materially impair the use of such property and assets in the operation of the business of the Company and its subsidiaries taken as a whole, or materially detract from the value of such property and assets for the purposes of such business;

(g) Liens on assets of the Company securing Secured Debt not otherwise permitted by the foregoing clauses in an amount that does not exceed 7.5% of Net Assets;

(h) Any extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of Liens permitted by the forgoing clauses; and

(i) The pledge of any bonds or other securities at any time issued under any of the Secured Debt permitted by the above clauses.

FGIC agrees that the documents pursuant to which such collateral as is described in this Section 3.02 may be issued may require the Trustee to surrender such collateral to the Company without payment at any time when (A) the senior unsecured debt of the Company shall be rated (x) Baal or higher by Moody’s and (y) BBB+ or higher by S&P, and (B) all Secured Debt of the Company (x) not permitted by the provisions clauses (a) through (i) of this Section 3.02, shall have been satisfied and discharged or all security in whatever form securing such Secured Debt in respect thereof shall have otherwise been released and (y) Secured Debt permitted by clause (g) shall not exceed 5.0% of Net Assets. In the event that First Mortgage Bonds were delivered to the Trustee to satisfy the requirements of this Section 3.02 and the Company is entitled to their release in accordance with this paragraph, FGIC agrees to deliver to the Trustee the consent required by Section 2.03 (b) of the Agreement promptly upon the written request of the Company. Notwithstanding any surrender of collateral pursuant to the preceding sentence, the provisions of this Section 3.02 shall continue to apply in respect of the incurrence of additional Secured Debt of the Company.

SECTION 3.03. Assignment. The Company hereby agrees that, the Company shall not assign the Bonds, the Agreement, this Insurance Agreement or any of its duties or obligations hereunder without the prior written consent of FGIC, other than pursuant to a Reorganization that complies with Section 3.01.

SECTION 3.04. Liquidity Facility Requirement. So long as the Policy remains in effect and FGIC is not in default thereunder, the Company hereby agrees that, upon the conversion to any interest mode other than the auction rate mode or a long term interest rate period of five years or more a liquidity facility shall be required to be in place for conversions to such modes. Such liquidity facility and the liquidity facility provider shall be subject to FGIC’s prior written approval and shall be obtained at the time the liquidity facility is being entered into.

SECTION 3.05. Auction Rate. So long as the Policy remains in effect and FGIC is not in default thereunder, the Company hereby agrees that in no event shall the Bonds bear interest at a rate in excess of the lesser of 14% or the highest rate permitted by applicable law.

ARTICLE IV

REIMBURSEMENT OBLIGATION; OTHER PAYMENTS

SECTION 4.01. Reimbursement Obligation.

(a) The Company agrees to reimburse FGIC, immediately and unconditionally upon demand, for all amounts advanced by FGIC under the Policy. To the extent that any such payment due hereunder is not paid when due, interest shall accrue on such unpaid amounts at a rate equal to the Effective Interest Rate.

(b) The Company also agrees to pay FGIC as follows:

(i)

The Company shall pay or reimburse FGIC for any and all charges, fees, costs, and expenses that FGIC may reasonably pay or incur (including reasonable attorney’s fees) in connection with the following: (a) the enforcement, defense, or preservation of any rights or security hereunder or under any other transaction document; (b) the pursuit of any remedies hereunder, under any other transaction document, or otherwise afforded by law or equity; (c) the violation by the Company of any law, rule, or regulation or any judgment, order or decree applicable to it; (d) any advances or payments made by FGIC to cure defaults of the Company under the transaction documents; or (e) any litigation or other dispute in connection with this Insurance Agreement, any other transaction document, or the transactions contemplated hereby or thereby, other than amounts resulting from the failure of FGIC to honor its payment obligations under the Policy or from FGIC’s willful misconduct or gross negligence; and

(ii)

interest on any and all amounts described in this clause (b) from the date which is thirty days from the date a statement for such amounts is received by the Company until payment in full at the Effective Interest Rate.

(c) The reimbursement obligations of the Company to FGIC under this Section 4.01 shall survive discharge and termination of this Insurance Agreement.

SECTION 4.02. Unconditional Obligation. The obligations of the Company hereunder are absolute and unconditional and will be paid or performed strictly in accordance with this Insurance Agreement, irrespective of:

(a) any lack of validity or enforceability of, or any amendment or other modification of, or waiver with respect to the Bonds or the Agreement;

(b) any exchange, release or nonperfection of any security interest in property securing the Bonds, the Agreement or this Insurance Agreement or any obligations hereunder;

(c) any circumstances (other than the payment of the Bonds in full) which might otherwise constitute a defense available to, or discharge of, the Company under the Agreement or otherwise with respect to the Bonds; and

(d) whether or not the Company’s obligations under the Agreement, or the obligations represented by the Bonds, are contingent or matured, disputed or undisputed, liquidated or unliquidated.

ARTICLE V

EVENTS OF DEFAULT; REMEDIES

SECTION 5.01. Events of Default. The following events shall constitute Events of Default hereunder:

(a) The Company shall fail to pay to FGIC any amount payable under Article IV hereof and such failure shall have continued for period in excess of ten (10) days after receipt by the Company of written notice thereof; provided, however, that notwithstanding the foregoing, an Event of Default shall not occur under this subsection if, as demonstrated to the reasonable satisfaction of FGIC, the failure to pay is a failure to pay caused by an error or omission of an administration or operational nature;

(b) Any material representation or warranty made by the Company hereunder or any report, certificate, financial statement or other instrument provided in connection with the Commitment, the Policy or herewith shall have been materially false at the time when made; provided, however, such misrepresentation or breached warranty shall not constitute an Event of Default if such misrepresentation or breached warranty is capable of being cured and is cured within 30 days after receipt by the Company of written notice of such event or, if such misrepresentation or breached warranty cannot reasonably be cured within such 30-day period, then within a longer period of time not to exceed 60 days if the Company diligently pursues such cure;

(c) Any Event of Default under the Agreement or the Bonds has occurred;

(d) Except as otherwise provided in this Section 5.01, the Company shall fail to perform any of its other obligations under this Insurance Agreement, the Agreement, the Bonds or hereunder, provided that such failure continues for more than 30 days after receipt by the Company of written notice of such failure to perform;

(e) The Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, paying agent, custodian, sequestrator or similar official for the Company or for a substantial part of its property, (iv) file an answer admitting the material allegations of a petition filed against in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(f) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company, or of a substantial part of its property, under the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency or similar law or (ii) the appointment of a receiver, paying agent, custodian, sequestrator or similar official for the Company or for a substantial part of its property; and such proceeding or petition shall continue undismissed, or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect, for more than 60 days.

SECTION 5.02. Remedies. If an Event of Default hereunder shall occur and be continuing, FGIC may declare all amounts owed by the Company to FGIC to be immediately due and payable, and take whatever action at law or in equity may appear necessary or desirable, including, without limitation, legal action for the specific performance of any covenant made by the Company herein and to collect the amounts then due and thereafter to become due under this Insurance Agreement, or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Insurance Agreement, the Agreement or the Bonds. All rights and remedies of FGIC under this Section 5.02 are cumulative and the exercise of any one remedy does not preclude the exercise of one or more other remedies available under this Insurance Agreement or now or hereafter existing at law or in equity. In order to entitle FGIC to exercise any remedy reserved to FGIC in this Article, it shall not be necessary to give any notice, other than such notice as may be required by this Article.

SECTION 5.03. Control of Remedies by FGIC. The Company acknowledges and agrees that pursuant to the Agreement upon the occurrence and continuation of an Agreement Default Event, provided that FGIC is not in default of its obligations under the Policy, FGIC shall be entitled to control and direct the enforcement of all rights and remedies granted to bondholders under the Agreement, including, without limitation, (i) the right to accelerate the principal of the Bonds and (ii) the right to annul any declaration of acceleration, and that FGIC shall also be entitled to approve all waivers of Agreement Default Events.

ARTICLE VI

SETTLEMENT

SECTION 6.01. Settlement. FGIC shall have the exclusive right to decide and determine whether any claim, liability, suit or judgment made or brought against FGIC on the Policy (a “Policy Claim”) shall or shall not be paid, compromised, resisted, defended, tried or appealed, and FGIC’s decision thereon, if made in good faith, shall be final and binding on the Company. An itemized statement of payments made by FGIC, certified by an officer of FGIC, or the voucher or vouchers for such payments, shall be prima facie evidence of the liability of the Company, absent manifest error.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01. Certain Rights of FGIC. While the Policy is in effect:

(a) the Company shall furnish or make available to FGIC, as soon as practicable after the filing thereof with the SEC, the copies of the Company’s periodic reports; documents filed with the SEC electronically are deemed to be made available upon filing;

(b) The Company shall notify FGIC of the redemption of any of the Bonds or any advanced refunding of the Bonds, including the principal amount, maturities and CUSIP numbers thereof;

(c) the Company shall notify FGIC of the downgrading by any rating agency of the Company’s underlying public rating to ‘non-investment grade” and

(d) the Company shall provide FGIC with such additional information as FGIC shall reasonably request.

SECTION 7.02. Amendment and Waiver. Any provision of this Insurance Agreement may be amended, waived, supplemented, discharged or terminated only with the prior written consent of the Company and FGIC. The Company hereby agrees that upon the written request of the Trustee, FGIC may make or consent to issue any substitute for the Policy to cure any ambiguity or formal defect or omission in the Policy which does not materially change the terms of the Policy nor adversely affect the rights of the owners of the Bonds, and this Insurance Agreement shall apply to such substituted Policy. FGIC agrees to deliver to the Company and to the company or companies, if any, rating the Bonds, a copy of such substituted Policy.

SECTION 7.03. Successors and Assigns; Descriptive Headings.

(a) This Insurance Agreement shall bind, and the benefits thereof shall inure to, the Company and FGIC and their respective successors and assigns; provided, that no party hereto may transfer or assign any or all of its rights and obligations hereunder without the prior written consent of the other party hereto. Notwithstanding the foregoing provisions of this Section 7.03(a), FGIC shall have the right the reinsure any portion of its exposure under the Policy to third party reinsurers.

(b) The descriptive headings of the various provisions of this Insurance Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

SECTION 7.04. Counterparts. This Insurance Agreement may be executed in any number of copies and by the different parties hereto on the same or separate counterparts, each of which fully-executed counterparts shall be deemed to be an original instrument, and all of which shall constitute but one and the same instrument. Complete counterparts of this Insurance Agreement shall be lodged with the Company, the Trustee and FGIC.

SECTION 7.05. Term. This Insurance Agreement shall expire upon the later of (i) the expiration of the Policy in accordance with the terms thereof or (ii) the repayment in full to FGIC of any amounts due and owing to it by the Company under this Insurance Agreement or the Policy.

SECTION 7.06. Exercise of Rights No failure or delay on the part of FGIC to exercise any right, power or privilege under this Insurance Agreement or the Agreement or the Bonds, and no course of dealing between FGIC and the Company or any other party, shall operate as a waiver of or impair any such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which FGIC would otherwise have pursuant to law or equity. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the other party to any other or further action in any circumstances without notice or demand.

SECTION 7.07. Waiver. The Company waives any defense that this Insurance Agreement was executed subsequent to the date of the Commitment, admitting and covenanting that such Commitment was delivered pursuant to the Company’s request and in reliance on the Company’s promise to execute this Insurance Agreement.

SECTION 7.08. Entire Agreement This Insurance Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings of the parties hereto with respect to the subject matter hereof, including but not limited to the Commitment.

SECTION 7.09. Severability. In the event any provision of this Insurance Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

SECTION 7.10. Notices. All written notices to or upon the respective parties hereto shall be deemed to have been given or made when actually received, or in the case of telecopier machine owned or operated by a party hereto, when sent and confirmed in writing by such machine as having been received, addressed as specified below or at such other address as any of the parties hereto may from time to time specify in writing to the other:

If to the Company:

Tampa Electric Company

702 North Franklin Street

Tampa, Fl 33602

Attention: Corporate Secretary

Facsimile No: 813-228-1328

If to FGIC:

Financial Guaranty Insurance Company

125 Park Avenue

New York, NY 10017

Attention: Paul Morrison

Phone: 212-312-2736

Facsimile: 212-312-2707

SECTION 7.11. Governing Law. This Insurance Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Insurance Agreement to be duly executed and delivered as of the date first above written.

TAMPA ELECTRIC COMPANY

By:	/s/ Sandra W. Callahan
Name: Sandra W. Callahan
Title: Vice President – Treasurer
and Assistant Secretary

FINANCIAL GUARANTY INSURANCE COMPANY

By:	/s/ Paul R. Morrison
Paul R. Morrison
Managing Director – Global Utilities

S-1

ANNEX A

DEFINITIONS

For all purposes of this Insurance Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, all capitalized terms shall have the meaning as set out below.

“Agreement Default Event” shall mean an Event of Default pursuant to Section 10.01 of the Agreement.

“Business Day” means any day other than a Saturday or Sunday on which commercial banking institutions in New York, New York are generally open for banking business.

“Commitment” means the commitment letter, dated May 7, 2007, from FGIC to the Company, committing to issue the Policy in respect of the Bonds, subject to the terms and conditions thereof.

“Company” has the meaning set forth in the recitals hereof.

“Effective Interest Rate” means the lesser of (i) the prime rate of Citibank, N.A., in effect from time to time plus 1% per annum and (ii) the maximum rate of interest permitted by then applicable law.

“Event of Default” means any of the events of default set forth in Section 6.01 of this Insurance Agreement.

“Interest Payment Date” has the meaning assigned thereto by the Bonds.

“Moody’s” means Moody’s Investors Service.

“Net Assets” means total assets of the Company, but excluding goodwill, less current liabilities other than short term debt and current maturities of long term debt of the Company, all as determined in accordance with generally accepted accounting principles.

“Person” means an individual, joint stock company, trust, unincorporated association, joint venture, corporation, business or owner trust, limited liability company, partnership or other organization or entity (whether governmental or private).

“Policy” has the meaning set forth in the second “Whereas” clause hereof.

“Regulated Utility Company” means a corporation (or a limited liability company) engaged in the distribution of electricity, and which is regulated by the Florida Public Service Commission, or other applicable public utility commission where its primary electricity distribution business is located.

“Reimbursement Obligation” means the amounts payable by the Company to FGIC pursuant to the provisions of Section 4.01 of this Insurance Agreement.

“Reorganization” means any reorganization, consolidation or merger of the Company or its affiliates, or any transfer, sale or lease of a substantial portion of the assets of the Company or its affiliates, as a result of which the Company ceases to be a Regulated Utility Company.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw Hill Companies.